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                                                                    Exhibit 8.2


                                 April 6, 1998

Annuity and Life Re (Holdings), Ltd.
Victoria Hall, Victoria Street
P.O. Box HM1262
Hamilton, HM FX, Bermuda

                    RE: Annuity and Life Re (Holdings), Ltd.
                        Registration Statement on Form S-1
                        ------------------------------------
Gentlemen:

     As your counsel, we have assisted in certain aspects of the preparation and filing with the Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-1 (No. 333-43301) (the "Registration Statement") of Annuity and Life Re (Holdings), Ltd. (the "Company") and the Prospectus contained therein relating to the proposed offering of 16,750,000 shares of the Company's Common Stock.

     We have made such examinations as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company's management and upon certificates of public officials.

     Based on and subject to the assumptions and limitations contained herein, the statements as to United States Federal income tax law set forth under the heading "Certain Tax Considerations" in the Registration Statement represent our opinion, subject to the qualifications and assumptions set forth in such statements, and we hereby confirm such opinion. This opinion is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable
Treasury Department regulations in effect as of the date hereof, current
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Annuity and Life Re (Holdings), Ltd.
April 6, 1998
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published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions.

     This opinion represents our best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. As noted in the Prospectus, the statements therein as to the Company's beliefs and intentions as to factual matters relating to the Company and its operations represent the views of the Company's management and do not represent our legal opinion. We also express no opinion as to any tax consequences under any foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect. Any such changes could affect the validity of the opinion set forth above.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus under the headings "Certain Tax Considerations" and "Legal Matters." In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act.

                                                 Very truly yours,

                                                 /s/ Drinker Biddle & Reath LLP
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                                                     DRINKER BIDDLE & REATH LLP